Exhibit 99.2

www.smurfitwestrock.com

Press Release

8 July 2024

Smurfit Westrock makes its debut in New York and London

Smurfit Westrock plc, a global leader in sustainable packaging, is pleased to announce its primary listing on the New York Stock Exchange (NYSE), under the ticker ‘SW,’ following the completion of the previously announced combination of Smurfit Kappa and WestRock on July 5, 2024.

The company also has a standard listing on the London Stock Exchange (LSE) under the ticker ‘SWR’.

Smurfit Westrock, operating in 40 countries and tapping into the expertise of over 100,000 people, has a unique and unrivalled ability to provide its customers with the most diverse, innovative and sustainable range of renewable and recyclable packaging solutions.

“Combining Smurfit Kappa and WestRock creates a world-leading sustainable packaging player, bringing together a tremendous depth of experience and expertise from both companies,” said Tony Smurfit, Smurfit Westrock Chief Executive Officer. “We believe that this combination has created the ‘go-to’ leader and partner of choice in sustainable packaging. I’m proud to be chosen to lead this great team of people.”

“The shareholders of both Smurfit Kappa and WestRock have overwhelmingly supported our combination. Smurfit Westrock has a unique geographic footprint and though our industry-leading applications, an unparalleled ability to provide value for our customers,” added Ken Bowles, Smurfit Westrock Chief Financial Officer.

Trading began on the LSE today at 8:00 a.m. BST, and will commence on the NYSE at 9:30 a.m. EDT, following the bell-ringing ceremony.

To learn more about Smurfit Westrock visit www.smurfitwestrock.com